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                                                                    EXHIBIT 23.3



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form F-4 and the related prospectus of STATS ChipPAC Ltd. of our report dated February 19, 2004, except for Note 20, as to which the date is December 9, 2004, relating to the financial statements of ChipPAC, Inc. for the year ended December 31, 2003, which appears in such Registration Statement. We also consent to the use of our report dated February 19, 2004 relating to the financial statement schedule of ChipPAC Inc. for the year ended December 31, 2003, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California
September 2, 2005